Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA

	Year Ended September 30,
(Millions of dollars, except per share amounts)	2009	2008	2007	2006	2005
FOR THE PERIOD:
Income statement data:
Revenues	$5,737.8	$6,648.2	$5,476.9	$5,221.0	$4,888.7

Net income	$382.0	$305.3	$311.2	$224.9	$217.4
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners	(123.5)	(89.8)	(106.9)	(48.7)	(29.9)

Net income attributable to UGI Corporation	$258.5	$215.5	$204.3	$176.2	$187.5

Earnings per common share attributable to UGI stockholders:
Basic	$2.38	$2.01	$1.92	$1.67	$1.81

Diluted	$2.36	$1.99	$1.89	$1.65	$1.77

Cash dividends declared per common share	$0.785	$0.755	$0.723	$0.690	$0.650

AT PERIOD END:
Balance sheet data:
Total assets	$6,042.6	$5,685.0	$5,502.7	$5,080.5	$4,571.5

Capitalization:
Debt:
Bank loans — UGI Utilities	$154.0	$57.0	$190.0	$216.0	$81.2
Bank loans — Antargaz	—	70.4	—	—	—
Bank loans — other	9.1	9.0	8.9	9.4	16.2
Long-term debt (including current maturities):
AmeriGas Propane	865.6	933.4	933.1	933.7	913.5
Antargaz	557.7	537.4	544.9	483.5	431.1
UGI Utilities	640.0	532.0	512.0	512.0	237.0
Other	69.8	66.3	63.5	67.7	62.9

Total debt	2,296.2	2,205.5	2,252.4	2,222.3	1,741.9

UGI Corporation stockholders’ equity	1,591.4	1,417.7	1,321.9	1,099.6	997.6
Noncontrolling interests, principally in AmeriGas Partners	225.4	159.2	192.2	139.5	206.3

Total capitalization	$4,113.0	$3,782.4	$3,766.5	$3,461.4	$2,945.8

Ratio of capitalization:
Total debt	55.8%	58.3%	59.8%	64.2%	59.1%
UGI Corporation stockholders’ equity	38.7%	37.5%	35.1%	31.8%	33.9%
Noncontrolling interests, principally in AmeriGas Partners	5.5%	4.2%	5.1%	4.0%	7.0%

	100.0%	100.0%	100.0%	100.0%	100.0%